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VIRAGEN, INC.


       FAMOUS SCOTTISH INSTITUTE THAT REVOLUTIONIZED SCIENCE WITH "DOLLY"
               UNVEILS PLANS FOR LIFE SAVING DRUGS IN CHICKEN EGGS

U.S. PRESS CONTACT:                                     U.K. PRESS CONTACT:
Thomas J. Madden, 561/750-9800x11                       David Macauley
or Mark Hopkinson 561/750-9800x15                       Email: davidm@i997.com
Email: mhopkinson@transmediagroup.com

FOR IMMEDIATE RELEASE

EDINBURGH, SCOTLAND, DEC. 6, 2000 - - The Roslin Institute, the renowned Scottish birthplace of the world's most famous sheep, Dolly, announced at a special news conference at Edinburgh Castle today their collaborative project with Viragen, Inc., (AMEX: "VRA") a U.S. biotech company based in Plantation, Florida and Edinburgh, Scotland. The project is designed to enable biotech and pharmaceutical companies to produce drugs, including monoclonal antibodies to fight cancer, inside the eggs of specially developed chickens. In doing so, it will catapult the chicken egg into the scientific halls of fame.

Speaking at the news conference, Dr. Helen Sang, Roslin Institute's lead scientist on avian (bird) transgenic technology, said that the cloning of Dolly was a dramatic scientific breakthrough that served to open the way to new commercial therapeutic applications. "The essence of this project is to create chickens which produce eggs containing new drugs to treat many serious diseases, including cancer," Dr. Sang said. While animals such as cows, sheep, goats and rabbits are being developed to produce drugs in their milk, avian technology promises a much faster, cheaper and virtually unlimited production process marked by the chicken's prolific egg laying capabilities.

Dr. Magnus Nicolson, Viragen's COO, stated, "Now that the human genome has been mapped, hundreds of new, novel and powerful protein and monoclonal antibody drugs are under development or proceeding through clinical trials. This explosion has accelerated the need for expanded production facilities since the industry's present capacity is extremely limited."

"This collaborative effort is being undertaken to enable the production of a wide variety of drugs in greater volume and at a fraction of the cost when compared to conventional manufacturing methods. Only a nominal outlay would be required to produce the special chicken flocks thereby eliminating the huge capital expenditures now required for buying bioreactors and building related facilities," said Gerald Smith, Chairman and CEO of Viragen. "This undertaking not only takes into account Viragen's future manufacturing needs but addresses the future needs of the entire biotech and pharmaceutical industries for large-scale protein and monoclonal antibody production," concluded Mr. Smith.


VIRAGEN, INC.

865 SW 78th Avenue, Suite 100, Plantation, Florida  33324
Telephone (954) 233-8746  Fax:  (954) 233-1414


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The Roslin Institute is the acknowledged world leader in the research and development of mammalian cloning. Dr. Helen Sang produced the first ever transgenic chicken by direct injection and is a world recognized expert in her field.

For Viragen, this project represents the culmination of a series of collaborative projects with major institutions including Memorial Sloan Kettering Cancer Center, New York, for the development of a human monoclonal antibody for melanoma and other cancers, the U.K.'s Cancer Research Campaign to develop a cancer vaccine for the treatment of breast, ovarian and colorectal cancers and the U. S. Government's National Institutes of Health ("NIH") which licensed Viragen exclusively and globally for its "Notch 1" technology. In addition to its oncological project, Viragen's lead product, OMNIFERON(TM), a leukocyte derived alpha interferon, is in Phase II clinical trials in Europe targeting hepatitis C, a disease estimated to affect tens of million worldwide. Other notable Viragen agreements include those with the Common Services Agencies of the United Kingdom, preferential access to white blood cells collected by the German Red Cross and America's Blood Centers and an agreement with The American Red Cross.

THE FOREGOING PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT CAN BE IDENTIFIED BY SUCH TERMINOLOGY SUCH AS "EXPECTS", "POTENTIAL", "SUGGESTS", "MAY", "WILL", OR SIMILAR EXPRESSIONS. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH STATEMENTS. IN PARTICULAR, MANAGEMENT'S EXPECTATIONS REGARDING FUTURE RESEARCH DEVELOPMENT RESULTS COULD BE AFFECTED, BY AMONG OTHER THINGS, UNCERTAINTIES RELATING TO CLINICAL TRIALS AND PRODUCT DEVELOPMENT; UNEXPECTED REGULATORY DELAYS OR GOVERNMENT REGULATION GENERALLY; THE COMPANY'S ABILITY TO OBTAIN OR MAINTAIN PATENT AND OTHER PROPRIETARY INTELLECTUAL PROPERTY PROTECTION; AND COMPETITION IN GENERAL.

Corporate Contacts: Mel Rothberg, Executive Vice President, Phone: (954) 233-8746 Fax: (954) 233-8743; E-mail: MROTHBERG@VIRAGEN.COM;

Douglas Calder, Director of Communications, (954) 233-8746; Fax (954) 233-8743; E-mail: DCALDER@VIRAGEN.COM.

For more information please visit our Web site at WWW.VIRAGEN.COM or contact "Company News On Call" at (800) 758-5804, followed by extension 116574.

NOTE TO EDITORS: Dr. Helen Sang, Roslin Institute's principal scientist on avian transgenic technology, will be in New York on Monday, December 11 to attend a reception in her honor at the British Consulate-General. Dr. Sang will be available thereafter for interviews. Contact: Mark Hopkinson (cell phone: (561) 289-6852)



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VIRAGEN, INC.

865 SW 78th Avenue, Suite 100, Plantation, Florida  33324
Telephone (954) 233-8746  Fax:  (954) 233-1414